Friday July 30, 4:43 pm Eastern Time

Company Press Release

ICON Health & Fitness, Inc. Announces Launch of
Exchange Offer and Extension of Bank Credit Facility

LOGAN, Utah--(BUSINESS WIRE)--July 30, 1999--ICON Health & Fitness, Inc. (``ICON'') today announced the commencement of an exchange offer with concurrent consent solicitation for 100% of its 13% Senior Subordinated Notes due 2002, 100% of the 15% Senior Secured Discount Notes due 2004 of IHF Holdings, ICON's immediate parent company, and 100% of the 14% Senior Discount Notes due 2006 of ICON Fitness Corporation, IHF Holdings' immediate parent company. ICON also announced that, in connection with the launch of these exchange offers, the lenders under its existing credit facility have agreed to extend the term of its revolving credit commitment from August 2, 1999 to October 29, 1999.

The exchange offers are part of an overall plan to deleverage ICON's balance sheet that includes a proposed $40 million equity investment from affiliates of Bain Capital, Credit Suisse First Boston and members of existing management and a new $300 million senior credit facility. The exchange offers and consent solicitations are being made on substantially the terms previously announced.
Other terms and conditions of the exchange offers are set forth in an Exchange Offer and Consent Solicitation Statement dated July 30, 1999.

The exchange offers and consent solicitations will expire at 5:00 p.m., New York City time, on August 26, 1999. Holders who tender their securities in the exchange offers will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their notes.

The exchange offers and consent solicitations, the new credit facility and the equity investment are subject to a number of conditions that have not yet been satisfied (some of which may be waived), including
(i) participation of at least 90% of the outstanding 13% Notes of ICON, 98% of the 15% Notes of IHF Holdings and 98% of the 14% Notes of ICON Fitness Corporation in the exchange offers, (ii) closing of the new bank credit facility and equity investment on the terms set forth in their respective commitments, (iii) absence of events causing a material adverse change in ICON's business and (iv) appropriate governmental and other consents. Other conditions of the exchange offers are set forth in an Exchange Offer and Consent Solicitation Statement dated July 30, 1999.

ICON is one of the largest manufacturers and marketers of home fitness equipment in the United States. ICON's focus is to address consumers' interest in a healthy, active lifestyle with a broad range of high quality products at a variety of price/value relationships specifically targeted to meet different consumers' health and fitness needs. ICON's line of home fitness aerobic products includes treadmills, ellipticals, exercise bikes, stair steppers and upright rowers and its line of anaerobic fitness products includes home gyms and weight benches. ICON also offers trampolines, recreational sports products, sports medicine products, fitness accessories and spas and massage products.

ICON markets the majority of its products under the brand names
ProForm, HealthRider, Image, Weslo, NordicTrack, JumpKing and the licensed brands Reebok and Weider.

The securities offered in the exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The exchange offer is made only by the Exchange Offer and Consent Solicitation Statement.

Persons with questions regarding the exchange offers should contact MacKenzie Partners, Inc., the Information Agent for the exchange offers, at 800-322-2885.

Contact:

     MacKenzie Partners, Inc.
     Bob Marese, 212-929-5500